Exhibit 10.13

Paligent Inc.

SALVATORE A. BUCCI

President and Chief Executive Officer

(212) 755-4989

sabucci@att.net

April 24, 2006

Mr. Gareb Shamus

Chief Executive Officer

International Fight League, Inc.

145 West 57th Street, 8th Floor

New York, New York 10019

Mr. Richard J. Kurtz

270 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Dear Messrs. Shamus and Kurtz:

This Letter Agreement sets forth the principal terms upon which Paligent Inc., a Delaware corporation (“Paligent” or the “Company”), is prepared to acquire 100% of the common stock and preferred stock (collectively, the “Capital Stock”) of International Fight League, Inc., a Delaware corporation (“IFL”) and Richard J. Kurtz is prepared to invest $1.0 million in IFL in contemplation of the Acquisition (as hereinafter defined). Subject to the provisions hereof, Paligent, IFL and Mr. Kurtz mutually agree to negotiate in good faith towards the execution of mutually satisfactory definitive agreement in an expeditious manner.

1.     Transaction Terms.

•              Transaction Overview. Paligent proposes to acquire (the “Acquisition”) all of the issued and outstanding Capital Stock of IFL in consideration of the issuance to the stockholders of IFL (the “Sellers”) of shares of common stock of Paligent (“Shares”) in an amount such that Sellers will own 95% of the issued and outstanding Shares of the post-acquisition Company (“Survivor”).

•              Investment by Richard J. Kurtz. Upon the execution of this Letter Agreement, Richard J. Kurtz will acquire Series A Preferred Stock of IFL having an initial liquidation preference equal to $1.0 million. The shares of Series A Preferred Stock will constitute 14.23% of the outstanding Capital Stock of IFL [after giving effect to the assumed conversion (to common stock) of the 6,777,778 shares of Series A Preferred Stock of IFL previously issued and the effect of the 2 million shares of common stock set aside by IFL for

10 East 53rd Street, 33rd Floor • New York, New York 10022

FAX (212) 755-5463

option grants]. The aggregate purchase price of the shares of Series A Preferred Stock is $1.0 million.

•              Debt conversion by Richard J. Kurtz. Presently Mr. Kurtz is owed approximately $600,000 from Paligent pursuant to a demand promissory note. At the time of the Acquisition, Mr. Kurtz will convert this indebtedness into f Shares of the Survivor such that Mr. Kurtz will acquire 3.78% of the Shares of the Survivor (calculated on a fully diluted basis) in exchange for converting such debt.

•              Directors. After the Acquisition, the Survivor’s board of directors shall consist of five persons:  Kurt Otto, Gareb Shamus, Michael Molnar, Richard J. Kurtz and Salvatore A. Bucci. Each of Messrs. Otto, Shamus, Molnar, Kurtz and Bucci will agree to vote their respective shares of Survivor Shares for the election of the aforesaid directors (and for successors elected by their unanimous selection.

•              Reverse Stock Split. At the time of the Acquisition, Survivor shall effect a 1 for 20 reverse split of the Shares.

•              Option Pool. Option grants by Paligent and IFL prior to the Acquisition shall survive the merger, subject to the effect of the reverse split of Shares.

•              Name Change. At the time of the Acquisition, Survivor shall change its name to International Fight League, Inc.

2.             Conditions to Closing. The closing of the Acquisition will be subject to the following conditions, which are expected to include, but not to be limited to, (a) completion of satisfactory documentation, (b) completion of due diligence of IFL by Paligent, (c) no material adverse change in either Paligent or IFL, (d) approval of the board of directors of Paligent, (e) delivery of audited financial statements of IFL for any fiscal years of operation prior to 2006 and unaudited financial statements through the fiscal quarter preceding the Closing, (f) the receipt by the Company of a fairness opinion, and (g) approval of the stockholders of Paligent, to the extent required.

3.             Definitive Agreements. All of the terms and conditions of the proposed Acquisition shall be set forth in definitive written agreements among the parties containing, among other things, agreements, representations, warranties, covenants, and indemnities, appropriate conditions to closing on the part of both parties as set forth above and appropriate contractual provisions customarily found in agreements of such type or as otherwise appropriate. The parties shall simultaneously (i) commence negotiation and preparation of definitive agreements embodying the foregoing and such other matters as the parties deem appropriate and (ii) commence their due diligence reviews so that the parties can simultaneously sign such definitive agreements contemplated by this Letter Agreement within sixty (60) days of the date hereof;

provided, however, to the extent that the parties are diligently conducting due diligence and negotiating definitive agreements such sixty (60) days shall be extended for such period as agreed to by the parties.

4.             Due Diligence; Confidentiality. It is agreed that the consummation of the Acquisition shall in all respects be subject to the completion of a satisfactory due diligence review by Paligent. It is further agreed that, except as required by law or applicable rule or regulation, neither Paligent nor IFL, without the consent of the other, shall (i) divulge, directly or indirectly, to any person (other than to its respective directors, officers, employees, representatives or agents) any non-public information regarding the other company’s business, assets or operations, or (ii) use such non-public information for any purpose other than evaluating the proposed Acquisition and negotiating definitive agreements.

5.             Access. Each party shall be given access by the other party to all information, documentation, and personnel it reasonably requires for the carrying out of its due diligence effort. In connection therewith, it is understood that, pending the execution of definitive agreement, that each company and their directors, officers, agents, attorneys, accountants and other representatives (upon reasonable prior notice and during normal business hours) shall have full access to the employees and financial, legal and other representatives of the other company with knowledge of the company’s business and operations (which persons will be instructed by management to make full and candid disclosure of all information reasonably requested), and to the books, records and properties relating to the company’s business and operations.

6.             Public Announcements/Information. It is understood that the Company is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, may be required to make appropriate public announcements of this Letter Agreement and the transactions pertaining thereto. No other announcements, except as may be required in the opinion of legal counsel to the disclosing party to comply with applicable laws, shall be made of the transaction by any party or their representatives without the express prior written consent of the other party. IFL acknowledges that it, together with its directors, officers, employees and representatives who are apprised of this matter, have been advised that the United States securities laws prohibit any person who possesses or is in privy with a person who possesses material non-public information about a company from purchasing or selling securities of such company.

7.             Conduct of Business. Upon acceptance hereof and pending the execution of definitive agreements, each of the Company and IFL will conduct its businesses diligently, in good faith and in the ordinary course of business consistent with prior practice. Without limiting the foregoing, neither the Company nor IFL shall, without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed):

(a)           declare or pay any dividend or other distribution with respect to its shares of common stock;

(b)           amend its Certificate of Incorporation or By-laws; or

(c)           issue or sell or agree to issue or sell any of its securities or options (in excess of the 2 million common stock options presently authorized), warrants or other rights to purchase such securities except for shares issued upon exercise of options currently authorized or outstanding and warrants currently outstanding.

8.             Exclusivity. The Company and IFL agree that, until such time as this Letter Agreement has terminated in accordance with the provisions of paragraph 11 hereof, neither they nor any of their representatives, officers, directors, agents, equityholders or affiliates shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer, including any existing offer or proposal (an “Acquisition Proposal”), to acquire all or any significant part of the business and properties of the Company or IFL, whether by merger, purchase of units purchase of assets or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring them to abandon, terminate or fail to consummate the Acquisition. The Company and IFL represent that neither they nor any of their equityholders or affiliates is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter Agreement. IFL agrees to immediately notify Paligent if IFL or any of its representatives, directors, officers or agents receive any indications of interest or any Acquisition Proposal, and will communicate to Paligent in reasonable detail the terms and conditions of any such indication or Acquisition Proposal as well as the identity of the person or entity making such indication or Acquisition Proposal. Furthermore, IFL agrees that, until such time as this Letter Agreement has terminated in accordance with the provisions of paragraph 11 hereof, neither it nor any of its representatives, officers, directors, agents or affiliates shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to raise capital for IFL through the issuance of debt securities, capitalized leases, preferred or common interests or units or any similar instruments except in connection with the Acquisition or with the express written consent of Paligent.

9.             Paligent Agreements. Without the prior written consent of IFL (which consent shall not be unreasonably withheld or delayed) Paligent shall not enter into any agreement (written or oral) or transaction or waive, relinquish, terminate or forebear the enforcement of any right including any agreement involving the sale, acquisition, license or lease of any assets.

10.           Finders. Neither party hereto dealt with any finder, business broker, or investment banker (“Finder”) in connection with the proposed Acquisition and each party shall be solely responsible for, and shall indemnify and hold the other party harmless from, any claims which may be made arising out of or in connection with its own acts made or alleged to have been made with any Finder.

11.           Termination. Notwithstanding anything to the contrary herein, Paligent has the right in its sole discretion for any reason whatsoever, or for no reason, without prior notice to IFL, and without liability to IFL, to terminate this Letter Agreement and abandon all discussions, negotiations and related activities respecting the Acquisition.

12.           Binding and Non-Binding Effect. This Letter Agreement is binding upon the parties to the extent set forth herein. The rights and obligations of the parties with respect to the Acquisition shall only be as set forth herein and as set forth in the acquisition agreement, if and when it is executed by the parties thereto, and subject to the conditions set forth therein. If, due to no fault of Paligent, the acquisition of IFL is not consummated within 270 days of the date hereof, the shares of Series A Preferred Stock acquired by Mr. Kurtz upon the execution of this Letter Agreement will constitute 25% of the outstanding Capital Stock of IFL [after giving effect to the assumed conversion (to common stock) of the 6,777,778 shares of Series A Preferred Stock of IFL previously issued and the effect of the 2 million shares of common stock set aside by IFL for option grants] with no additional consideration payable by Mr. Kurtz. This Letter Agreement may be amended, modified, or supplemented in writing by the parties.

13.           Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

14.           Arbitration. Any controversy or claim arising or relating to this Letter Agreement and its formation, breach, performance and application shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in the City of New York, New York. The parties shall cooperate in good faith to agree on a single arbitrator to preside over the proceeding. The decision of the arbitrator shall be binding on the parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. The arbitrator shall be empowered to award specific performance, injunctive relief and damages (but not exemplary damage). The prevailing party shall be entitled to collect reasonable attorneys’ fees and costs incurred in the course of prosecuting or defending the claim.

15.           Representations and Warranties. Each party hereby warrants and represents to the other that (i) all necessary action has been taken to authorize the execution of this Letter Agreement, (ii) the person executing this Letter Agreement has been duly authorized to do so, and (iii) upon execution, this Letter Agreement shall be the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

By signing a copy of this Letter Agreement and returning it to the undersigned, you indicate that the above is acceptable to you and has been approved by your (in the case of Mr.

Kurtz) or your Board of Directors (in the case of IFL). This Letter Agreement will be void unless it is fully executed and returned to the undersigned by 5:00 p.m. Eastern Time on April 25, 2006.

This Letter Agreement may be signed in counterparts, each of which is an original document, and all of which form one agreement.

Very truly yours,

PALIGENT INC.

		By:	/s/ Salvatore A. Bucci
Salvatore A. Bucci
President and Chief Executive Officer

READ AND ACCEPTED		READ AND ACCEPTED
this 25th day of April 2006		this 25th day of April 2006

INTERNATIONAL FIGHT LEAGUE, INC.		RICHARD J. KURTZ

By:	/s/ Gareb Shamus	/s/ Richard J. Kurtz
	Gareb Shamus	Richard J. Kurtz
Chief Executive Officer